October 27, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Strategic Partners Opportunity Funds (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR dated October 28, 2003. We agree with the statements concerning our
Firm in such Item 77K.

Yours very truly,



PricewaterhouseCoopers LLP